ACTUARIAL OPINION AND CONSENT
                     JACKSON NATIONAL LIFE INSURANCE COMPANY

                                February 12, 2001



Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951


Gentlemen:

This opinion is furnished in connection with the filing by Jackson National Life Insurance Company ("Jackson National") of Pre-Effective Amendment No. 1 ("Amendment No. 1") to the Registration Statement on Form S-6 (File No. 333-36506) covering an indefinite amount of interests under the Jackson National's Modified Single Premium Variable Life Insurance Policy (the "Policy"). Premium received under the Policy may be allocated to the Separate Account. The prospectus included in Amendment No. 1 to the Registration Statement describes the Policy. I am familiar with the Policy provisions and with Amendment No. 1.

It is my opinion that the hypothetical illustrations of death benefits, policy values, and withdrawal values included in Amendment No. 1, based on the stipulated rates of investment return and other assumptions stated in the hypothetical illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relative relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective non-tobacco using purchaser aged 55 than to prospective purchasers of other ages or underwriting classes. The non-tobacco rate class generally has a more favorable rate structure than the tobacco rate class.

The current and guaranteed cost of insurance rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for non-tobacco using prospective purchasers at other ages. The non-tobacco using rate class generally has lower cost of insurance rates than the tobacco using rate class. The female rate class generally has lower cost of insurance rates than the male rate class.

I hereby consent to the use of this opinion as an exhibit to Amendment No. 1 and to my name under the heading "Experts" in the Prospectus included as part of Amendment No. 1.

Sincerely,

/s/ Lisa C. Drake

Lisa C. Drake, FSA, MAAA
Vice President and Actuary